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Exhibit 99.2

Press Release

Contact:	Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY REPORTS MARCH
AD REVENUE AND VOLUME FOR ITS NEWSPAPER GROUP

        NEW YORK, April 14, 2003—The New York Times Company announced today that advertising revenues for the Company's Newspaper Group decreased 1.6% in March 2003 compared with results for the same month last year.

        "In the early days of March, advertising revenues continued to increase, as they had in January and February, in the 6 to 7 percent range," said Janet L. Robinson, senior vice president, Newspaper Operations. "But with the onset of the war in Iraq, advertising weakened, particularly in travel-related categories such as transportation and hotels, adversely affecting the overall results for the month."

        Including the results of the International Herald Tribune (IHT), which was acquired by The New York Times Company on January 1, 2003, advertising revenues for the Newspaper Group rose 1.2% for the month.

        Advertising results for March were as follows:

  •
  The New York Times

    Advertising revenue for The New York Times, excluding the IHT, decreased 1.1% for March 2003 compared with March 2002. National advertising revenue was on a par with the prior year as growth in entertainment, technology products, telecommunications and advocacy offset weakness in the transportation/travel, banking, corporate, healthcare/pharmaceutical and hotel advertising categories. Retail advertising declined mainly because softness in department store advertising offset increases in the fashion/jewelry store and mass-market categories. Classified advertising decreased due to weakness in the help-wanted and automotive categories, which more than offset continued strength in residential real estate advertising.

  •
  New England Newspaper Group

    Advertising revenue for the New England Newspaper Group decreased 5.1% for March 2003 compared with March 2002. National advertising revenue decreased in large part due to softness in travel, technology products and financial services advertising, which more than offset growth in the entertainment category. Retail advertising declined mainly due to weakness in the department store and home-related store categories. Classified advertising revenue was on a par with the prior year, with gains in residential real estate and automotive advertising offset by softness in the help-wanted category. Part-run advertising increased due to the continued strength of the Globe's zoned initiatives.

  •
  Regional Newspaper Group

    Advertising revenue for the Regional Newspaper Group increased 1.3% for March 2003 compared with March 2002. National advertising revenue increased as a result of additional telecommunications and national automotive advertising. Preprint revenue rose as a result of increased volume in many of the major categories, including department stores, home improvement and office supplies. Classified advertising revenue was on a par with last year as growth in real estate advertising was offset by decreases in automotive and higher rate help-wanted advertising. Retail advertising decreased due to weakness in a number of categories, including department stores, medical, food, drug stores and electronic/appliances.

        The New York Times Company (NYSE: NYT), a leading media company with 2002 revenues of $3.1 billion, includes The New York Times, The International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com. For the third consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2002 list of America's Most Admired Companies. In 2003 the Company was named by Fortune as one of the 100 Best Companies to Work For. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Attachments:	March 2003 Advertising Revenue March 2003 Advertising Volume

THE NEW YORK TIMES COMPANY
2003 ADVERTISING REVENUE(a)
MARCH AND YEAR TO DATE

Newspaper Group
Total Advertising Revenues
($ 000's)

	March			Year to Date
	2003	2002	% Change	2003	2002	% Change
The New York Times	$83,548	$84,484	-1.1	$276,737	$266,034	+4.0
New England Newspapers(b)	31,573	33,286	-5.1	104,282	103,577	+0.7
Regional Newspapers	25,913	25,589	+1.3	80,989	79,105	+2.4

Sub-Total	$141,034	$143,359	-1.6	$462,008	$448,716	+3.0

International Herald Tribune(c)	4,116	N/A	N/A	8,213	N/A	N/A
Total Newspaper Group	$145,150	$143,359	+1.2	$470,221	$448,716	+4.8

(a)
Numbers may not add due to rounding.

(b)
The New England Newspaper Group includes The Boston Globe and the Worcester Telegram & Gazette.

(c)
On January 1, 2003, The New York Times Company, which had owned fifty percent of the IHT became its sole owner. Accordingly, advertising revenue of the IHT is included in the results of the Newspaper Group. Based on full-year 2002 unaudited financial statements, IHT total revenues were approximately $80 million, about half of which were advertising revenues.

THE NEW YORK TIMES COMPANY
2003 ADVERTISING VOLUME1
(Inches in thousands, Preprints in thousands of copies)
MARCH AND YEAR TO DATE

The New York Times2

	March			Year to Date
	2003	2002	% Change	2003	2002	% Change
Retail	30.2	32.4	-6.8	87.7	92.8	-5.5
National	99.7	104.4	-4.5	335.5	333.2	+0.7
Classified	50.5	52.5	-3.7	160.0	174.0	-8.1

Total ROP	180.5	189.3	-4.7	583.1	600.1	-2.8

Part Run/Zoned	71.3	78.4	-9.1	211.2	229.5	-8.0

Total	251.8	267.8	-6.0	794.3	829.6	-4.3

Preprints	36,523	33,888	+7.8	119,382	116,867	+2.2

New England Newspaper Group3

	March			Year to Date
	2003	2002	% Change	2003	2002	% Change
Retail	53.5	61.6	-13.1	171.5	181.7	-5.6
National	50.1	66.5	-24.6	179.6	204.1	-12.0
Classified	117.4	120.1	-2.3	387.7	386.7	+0.3

Total ROP	221.0	248.2	-10.9	738.8	772.5	-4.4

Part Run/Zoned	100.0	78.7	+27.0	280.1	218.3	+28.3

Total	321.1	327.0	-1.8	1,018.9	990.9	+2.8

Preprints	77,521	66,671	+16.3	242,282	206,745	+17.2

Regional Newspaper Group

	March			Year to Date
	2003	2002	% Change	2003	2002	% Change
Retail	425.4	451.4	-5.8	1,325.1	1,376.8	-3.8
National	24.2	17.6	+37.3	76.8	54.6	+40.8
Classified	568.2	549.2	+3.5	1,784.3	1,697.2	+5.1
Legal	24.5	26.3	-6.6	72.6	77.0	-5.7

Total	1,042.4	1,044.5	-0.2	3,258.8	3,205.6	+1.7

Preprints	93,645	86,503	+8.3	297,258	266,558	+11.5

International Herald Tribune (IHT)4: March linage for the IHT was 13,869 inches. March YTD linage for the IHT was 28,253 inches.

Notes:

1.
Advertising volume is based on preliminary internal data, which may be updated in subsequent reports and may not be indicative of advertising revenue or operating profit. Numbers may not add due to rounding.

2.
The New York Times newspaper sells advertising by category. It defines Retail, National and Classified as follows:

•
Retail—Coupon Advertising, Department Stores, Fashion/Jewelry Stores, Fine Arts, Home Furnishings Stores, Mass Market Stores and Restaurants

•
National—Advocacy, Alcoholic Beverages, American Fashion, Banking, Books, Corporate, Cosmetics, Credit Cards, Direct Response, Education, Entertainment, Financial, Healthcare/Pharmaceuticals, Home Furnishing Manufacturers, Hotels/Resorts, International Country Advertorial, International Fashion, Live Entertainment, Media, Packaged Goods, Technology Products, Telecommunications and Transportation/Travel

•
Classified—Automotive, Help Wanted, Real Estate and General

  Zoned—The New York Times newspaper also offers advertisers multiple zoned buying options primarily in its New York metropolitan market. When Retail, National or Classified advertising is purchased by zip code or by a defined geographic area (such as Connecticut/Westchester, Long Island, Manhattan or New Jersey), it is classified as Zoned.

3.
The New England Newspaper Group includes The Boston Globe and the Worcester Telegram & Gazette. In 2002, the Globe sold incremental national advertising into the Telegram & Gazette.

4.
On January 1, 2003, The New York Times Company, which had owned fifty percent of the IHT, became its sole owner. Accordingly, advertising revenue of the IHT is included in the results of the Newspaper Group. Based on full-year 2002 unaudited financial statements, IHT total revenues were approximately $80 million, about half of which were advertising revenues.

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  Exhibit 99.2
THE NEW YORK TIMES COMPANY REPORTS MARCH AD REVENUE AND VOLUME FOR ITS NEWSPAPER GROUP
THE NEW YORK TIMES COMPANY 2003 ADVERTISING REVENUE(a) MARCH AND YEAR TO DATE
THE NEW YORK TIMES COMPANY 2003 ADVERTISING VOLUME1 (Inches in thousands, Preprints in thousands of copies) MARCH AND YEAR TO DATE